EXHIBIT 99.1

TRITON NETWORK SYSTEMS ANNOUNCES TERMINATION

OF EXCHANGE ACT REGISTRATION

DALLAS — (BUSINESS WIRE) — August 15, 2006 — Triton Network Systems, Inc. has announced that it has submitted an offer of settlement to the U.S. Securities and Exchange Commission, which it expects the SEC to accept, pursuant to which the registration of Triton’s shares registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”) will be revoked. This action will relieve Triton of any future obligation to file periodic reports under the Exchange Act.

As previously disclosed, pursuant to a Complete Plan of Liquidation and Dissolution (the “Plan”) approved by its directors and stockholders, on January 31, 2002, Triton was dissolved and de-listed from the Nasdaq National Market. Since then, Triton no longer conducts business as a going concern, its stock transfer records have been closed, and it exists solely to resolve the remaining legal proceedings in which it is involved and to liquidate and distribute its assets to its stockholders of record as of January 31, 2002 (the “Stockholders of Record”). Triton has no intent to undertake any other activities or to seek the registration or listing of its shares on any exchange or over-the-counter market.

As previously reported, the remaining set of class action lawsuits in which Triton is a defendant is part of what is referred to as the “IPO laddering” claims. Triton is one of approximately 300 companies that have been named as defendants in these lawsuits. These suits have been brought on behalf of stockholders alleging, among other things, that the prospectus for the defendants’ public offerings, including Triton’s public offering, were misleading because the prospectus did not disclose alleged improper compensation that the plaintiffs claim the underwriters of the offerings obtained for themselves in connection with the offerings, and that the defendants should have disclosed alleged agreements between the underwriters and those to whom they allocated shares that the plaintiffs claim caused the market price of the defendants’ shares (including Triton’s) to be inflated. The principal terms of a proposed global settlement between the plaintiffs, almost all the issuers (including Triton), and all individuals affiliated with those issuers (including the individuals named in the IPO laddering lawsuit against Triton), have been set forth in a settlement agreement. The Court preliminarily approved the settlement, but the settlement has not been approved finally and it may not be approved. The settlement cannot become effective without court approval, and concluding the litigation (even if the settlement is approved) may take years. Should the lawsuits be resolved pursuant to the settlement agreement, Triton would not be required to make any cash payments to the plaintiffs. Currently, Triton has approximately $1.3 million (over $0.03 per share) of net assets. If the outstanding litigation is resolved under the terms of the global settlement outlined above, Triton would make a final cash distribution to the Stockholders of Record as soon as the class action lawsuits are finally settled. The timing and amount of any cash distribution will be dependent on, among other things, whether the Court approves the settlement, whether there is an appeal of any order approving the settlement, how and when the class action lawsuits are finally resolved, and the amount of Triton’s expenses prior to any distribution date. Triton can make no assurances as to when any of this will occur or how much, if any, proceeds will be distributed to Stockholders of Record.

Triton intends to continue to keep its Stockholders of Record informed of further developments through direct communications with such stockholders and/or press releases issued as material developments occur.

Statements contained in this press release related to Triton that are not historical facts may be forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with any discussion of the future. The forward-looking statements contained in this press release include, among other things, statements relating to the resolution of the IPO laddering Class Action claims and the timing and amount of any additional cash distributions to stockholders.

CONTACT:	Triton Network Systems, Inc. Ken Vines, (469) 384-4119